UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2002

Commission	Exact name of registrant as specified in its charter	States of	IRS Employer
File Number	and principal office address and telephone number	Incorporation	I.D. Number

1-16163	WGL Holdings, Inc.	Virginia	52-2210912
1100 H Street, N.W.
Washington, D.C. 20080
(703) 750-2000

0-49807	Washington Gas Light Company	District of Columbia	53-0162882
	1100 H Street, N.W	and Virginia
Washington, D.C. 20080
(703) 750-4440

Former name or former address, if changed since last report:    None

ITEM 4. CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

     Effective May 15, 2002, the Boards of Directors of WGL Holdings, Inc. and its natural gas utility subsidiary, Washington Gas Light Company (collectively, the “Registrants”), dismissed the firm of Arthur Andersen LLP (“Arthur Andersen”) as their independent auditor. Effective May 16, 2002, the boards of the Registrants appointed the firm of Deloitte & Touche LLP to serve as the independent auditor. These actions were taken by the Boards of Directors following the recommendation of the Audit Review Committees of the boards of both Registrants.

     Deloitte & Touche LLP will serve as the independent auditor for the Registrants for the two quarters in the remainder of the current fiscal year and for the fiscal year which ends on September 30, 2002.

     Arthur Andersen’s reports on the financial statements for the Registrants for each of the past two fiscal years did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     During the Registrants’ two most recent fiscal years and through the date of this report, there were no disagreements between Arthur Andersen and the Registrants on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures which, if not resolved to the satisfaction of Arthur Andersen, would have caused them to make reference to the subject matter of the disagreement(s) in connection with its report. There were also no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934 (“Regulation S-K”) during the Registrants’ two most recent fiscal years and through the date of this report.

     The Registrants have provided Arthur Andersen with a copy of the foregoing disclosures. A copy of Arthur Andersen’s letter dated May 15, 2002, stating its agreement with these statements is attached as Exhibit 16.1 to this Report.

     During each of the Registrants’ two most recent fiscal years and through the date of this report, the Registrants did not consult Deloitte & Touche LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed; or with respect to the type of audit opinion that might be rendered on the Registrants’ consolidated financial statements; or with respect to any other matters or reportable events as set forth in items 304(a)(2)(i) and (ii) of Regulation S-K.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (c)  Exhibits.

Exhibit Number	Description

16.1	Letter of Arthur Andersen LLP regarding change in certifying accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this Report to be signed on their behalf by the undersigned hereunto duly authorized.

WGL Holdings, Inc.
and
Washington Gas Light Company
(Registrants)

Date May 16, 2002	/s/ Mark P. O’Flynn

Mark P. O’Flynn
Controller